SCHEDULE 14A


                     Information Required in Proxy Statement
                            Schedule 14A Information
           Proxy Statement Pursuant to Section 14(a) of the Securities
                 Exchange Act of 1934 (Amendment No.       )


Filed by the Registrant  [ x ]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]   Preliminary Proxy Statement              [   ]  Confidential, for use
                                                        of the Commission only

[ x ]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             AFP IMAGING CORPORATION
                (Name of Registrant as Specified In Its Charter)

                             AFP IMAGING CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ x ]  No fee required.
[   ]  Fee computed on Table below per Exchange Act Rules 14a-6(i)(1) and 0-11
       (1)  Title of each class of securities to which transaction applies:
       (2)  Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Set forth the amount on which the filing fee is calculated and state how it was determined.
       (4)  Proposed maximum aggregate value of transaction:
       (5)  Total fee paid:
[   ]  Fee paid previously with preliminary materials.
[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)  Amount Previously Paid: $
                                     ---------------------
       (2)  Form, Schedule or Registration Statement No.:
                                                         -----------------------
       (3)  Filing Party:
                         ------------------------
       (4)  Date Filed:
                       -------------------------

                             AFP Imaging Corporation

                    Notice of Annual Meeting of Shareholders

                         To Be Held On November 10, 1999

To the shareholders of AFP Imaging Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of AFP Imaging Corporation, a New York corporation (the Company), which will be held on November 10, 1999 at the Company's offices, 250 Clearbrook Road, Elmsford, New York 10523, at 9:00 a.m., New York time, to consider and act upon the following matters:

       1. To elect four directors of the Company to serve for the ensuing year and until their successors are duly elected and qualified;

       2.  To approve and adopt the 1999 Stock Option Plan for the Company;

       3. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company's financial statements for the fiscal year ending June 30, 2000; and

       4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only Shareholders of record at the close of business on October 1, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                              By order of the Board of Directors

                                                                   David Vozick,
                                                                       Secretary

Elmsford, New York
October 12, 1999

Whether or not you plan to attend the Annual Meeting, please promptly complete, sign and date the enclosed Proxy, which is being solicited by the Board of Directors of the Company, and promptly return it to the Company in the enclosed postage pre-paid envelope. The Proxy may be revoked at any time before it is voted and Shareholders executing proxies may attend the Annual Meeting and vote there in person should they so desire.

Note that the time and location of the Annual Meeting is: November 10, 1999 at 9:00 a.m.

                             AFP Imaging Corporation
                               250 Clearbrook Road
                            Elmsford, New York 10523

                           DEFINITIVE PROXY STATEMENT

The Board of Directors of AFP Imaging Corporation (the "Company") presents this Proxy Statement to all Shareholders and solicits their proxies for the Annual Meeting of Shareholders to be held on November 10, 1999. All proxies duly completed, executed and received will be voted on all matters presented to the Annual Meeting in accordance with the instructions given by such proxies. In the absence of specific instructions, proxies so received will be voted for the named nominees for election to the Company's Board of Directors, for the adoption of the Company's 1999 Stock Option Plan, and for the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants. Shares represented by proxies which are marked "abstain" for Items 2 and 3 on the proxy card and proxies which are marked to deny discretionary authority on all other matters will not be included in the vote totals, and therefore will have no effect on the vote. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals. The Board of Directors does not anticipate that any of its nominees will be unavailable for election and does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment. The proxy may be revoked at any time before being voted, by written notice of revocation delivered to the Company prior to the Annual Meeting, or by giving notice at the Annual Meeting. The Company will pay the entire expense of soliciting these proxies, which solicitation will be by use of the mails, such mailing to take place on or about October 12, 1999.

The total number of shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company outstanding as of October 1, 1999, was 9,271,054. The Common Stock is the only outstanding class of security of the Company entitled to vote. Each share has one vote. Only Shareholders of record as of the close of business on October 1, 1999 will be entitled to vote. Shareholders may vote at the Annual Meeting in person or by proxy. A Shareholder who is not the record owner of his shares may not vote in person at the Annual Meeting unless he presents a proxy from his broker or other nominee naming him as proxy.

A list of Shareholders entitled to vote at the Annual Meeting will be available at the Company's office, 250 Clearbrook Road, Elmsford, New York 10523, for a period of ten (10) days prior to the Annual Meeting for examination by any Shareholder.

                                  Annual Report

An Annual Report for the year ended June 30, 1999, containing financial and other information about the Company and its subsidiary companies, is being mailed at this time to all Shareholders of record entitled to vote at the Annual Meeting on November 10, 1999.

                    ACTIONS TO BE TAKEN AT THE ANNUAL MEETING
                      PROPOSAL ONE - ELECTION OF DIRECTORS

The Company's Board of Directors has nominated David Vozick, Donald Rabinovitch, Jack Becker and Robert A. Blatt for election as Directors at the Annual Meeting to hold office for a one-year term or until their successors shall be elected and duly qualified. It is intended that the accompanying form of Proxy will be voted for the election as Directors of the four (4) nominees named below, unless the Proxy withholds such authority or otherwise contains contrary instructions. Proxies which do not direct the Proxy holders to vote for or withhold authority in the matter of electing Directors will be voted for the election of the four
(4) nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement.

In the event any one or more of the aforesaid nominees is unable to serve, it is the intention of the persons named in the Proxy to vote for the election of substitutes proposed by the Board of Directors or, if no substitute is proposed, for the remaining nominees. Management has no reason to believe that any of the nominees will be unable to serve and each nominee has advised the Company that he can and will serve as a Director of the Company in the event he is so elected.

The following table sets forth as to each nominee for election: (1) such person's name; (2) the year in which such person was first elected a Director of the Company; (3) biographical information for the last five years; (4) certain other directorships, if any, held by such person; (5) positions and offices held with the Company; and (6) such person's age. The information regarding the Company's executive officers is also set forth in the following table, and in the Summary Executive Compensation table below, and accompanying footnotes.

                         Year First
                           Elected
Name & Age                Director   Position

David Vozick (59)           1978     Chairman of the Board of Directors,
                                     Secretary and Treasurer

Donald Rabinovitch (53)     1978     Director and President

Robert Blatt (58)           1995     Director

Jack Becker (64)            1997     Director

David Vozick has been Chairman of the Board of Directors, Secretary and Treasurer since the Company was founded in October 1978. He is a co-founder of the Company.

Donald Rabinovitch has been President since the Company was founded in October 1978. He is a co-founder of the Company.

Robert Blatt is Chairman and majority owner of CRC Group, Inc., a developer, owner and operator of commercial real estate, and a member of the New York Stock Exchange, Inc. (Seat-holder), since 1985. Mr. Blatt is also the Chief Executive Officer of New England National Golf Club, LLC. Mr. Blatt is a Director and Chairman of the Finance Committee of MTR Gaming Group, Inc. and its subsidiary, Mountaineer Race Track and Gaming Resort. He is also a Vice-President and Assistant Secretary of both entities. He is a member of the State Bar of California.

Jack Becker has been a practicing attorney in New York State since 1960 and is a principal of Snow Becker Krauss P.C., general counsel to the Company. This firm has been retained by the Company for more than the past three years and will be retained by the Company for the current fiscal year. He has been a member of the Board of Directors of Paxar Corporation since 1969.

Mr. Vozick and Mr. Rabinovitch are first cousins.

     MEETINGS OF THE BOARD OF DIRECTORS AND INFORMATION REGARDING COMMITTEES

The Board of Directors of the Company held one regular meeting, five special meetings, and one audit committee meeting during the fiscal year ended June 30, 1999. All Directors attended all of the meetings.

The Board of Directors has an Audit Committee. The Audit Committee is comprised of the two outside directors, Jack Becker and Robert Blatt. The Audit Committee is responsible for the development and implementation of policies, procedures and other matters relating to ethics and business integrity. The Audit Committee is also responsible for the Company's accounting practices, internal financial controls, financial reporting, the engagement of the independent accountants and the review of their report upon the completion of each audit. The Audit Committee accepted the audit report of the independent accountants.

The Company's policy is only to pay fees to the outside Directors for attendance at meetings of the Board of Directors. Both Mr. Jack Becker and Mr. Robert Blatt receive compensation of $2,500 per Board meeting and stock option grants under the Company's stock option plans of 3,000 shares of the Company's Common Stock with an exercise price equal to the closing price of the Company's common stock on the date of each meeting. Mr. Robert Blatt is also a paid consultant to the Company, and counsels the Company on various business matters. In the fiscal year ended June 1999, he earned $15,200 in consulting fees. The Company paid Snow Becker Krauss PC, its general counsel, approximately $76,400 during the fiscal year ended June 30, 1999.

                               SECURITY OWNERSHIP

The following table sets forth, as of October 1, 1999, the beneficial ownership of shares of Common Stock for (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, based on filings with the Securities and Exchange Commission (the "SEC") and certain other information, (ii) each director of the Company (iii) each current executive officer of the Company for whom information is given in the Executive Compensation section of this Proxy Statement and (iv) all executive officers and directors of the Company as a group. The Common Stock is the only outstanding class of voting securities of the Company. Except as otherwise indicated, all shares are beneficially owned, and investment and voting power is held by, the persons named as owners.

Name and Address of            Amount and Nature of                    Percent of Class
Beneficial Owner               Beneficial Ownership                    (1),(4),(5),(6)     Title of Class
----------------               --------------------                    ---------------     --------------

David Vozick/Secretary             1,807,663   (2),(4)                 18.9%                Common Stock
Treasurer and Director
250 Clearbrook Road
Elmsford, NY   10523

Donald Rabinovitch                 1,658,863   (3),(4)                 17.4%                Common Stock
Director and President
250 Clearbrook Road
Elmsford, NY   10523

Robert Blatt                         718,963   (5)                      7.7%                Common Stock
Director
1890 Palmer Avenue
Larchmont, NY  10538

Jack Becker                           60,522   (6)                       .7%                Common Stock
Director
605 Third Avenue
New York, NY 10158

Seamus Carroll                        70,000   (7)                       .8%                Common Stock
Vice President
250 Clearbrook Road
Elmsford, NY 10523

Elise Nissen                          95,000   (8)                      1.0%                Common Stock
Chief Financial Officer
250 Clearbrook Road
Elmsford, NY 10523

Joseph A. Cohen                      728,435   (9)                      7.9%                Common Stock
825 Third Avenue
New York, NY 10022

Executive Officers and Directors   4,711,011   (4),(5),(6),(7),(8)     44.0%                Common Stock
as a Group (6 Persons)



(1) Based on 9,271,054 shares of Common Stock, outstanding as of September 8, 1999. Common Stock votes as a single class on a share-for-share basis. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof have been exercised.

(2)  Includes 186,000 shares held in trust for Mr. Vozick's three children.

(3)  Includes 156,000 shares held in trust for Mr. Rabinovitch's three children.

(4) As to the amounts owned by Messrs. Vozick and Rabinovitch, each amount includes 275,060 stock options issued to each of them of which all are currently exercisable. However, the amount does not include 150,000, subject to shareholder approval of the 1999 Stock Option Plan, which have specific terms and conditions to be satisfied prior to vesting. See discussion of Proposal Two - 1999 Stock Option Plan. It also includes 140,000 shares of Common Stock owned of record by Mr. Vozick's family foundation and 125,000 shares of Common Stock owned of record by Mr. Rabinovitch's family foundation. Messrs. Vozick and Rabinovitch disclaim beneficial ownership with respect to the shares owned by their respective family foundations. (See "Executive Compensation")

(5) Includes 15,000 stock options issued to Mr. Blatt, all of which are currently exercisable.

(6) Includes 25,000 shares held by Snow Becker Krauss P.C., counsel to the Company, of which Mr. Becker is a principal, and 28,500 stock options issued to Mr. Becker, all of which are currently exercisable.

(7) Includes 70,000 stock options issued to Mr. Carroll, of which 1,540 stock options will vest subject to shareholder approval of the 1999 Stock Option Plan.

(8) Includes 85,000 stock options issued to Ms. Nissen of which 6,930 stock options will vest subject to shareholder approval of the 1999 Stock Option Plan.

(9) Mr. Cohen is neither an employee, Officer or Director of the Company. Includes 400,193 shares of Common Stock directly owned by Mr. Cohen and 328,242 shares of Common Stock owned by various individuals and entities through which Mr. Cohen may be deemed to be the beneficial owner under Rule 13d-3 of the Securities Exchange Act of 1934. Mr. Cohen disclaims beneficial ownership of such 328,242 shares of Common Stock pursuant to Rule 13d-4 of the Securities Exchange Act of 1934.

                      SUMMARY EXECUTIVE COMPENSATION TABLES

The following table sets forth for the fiscal years ended June 30, 1999, 1998 and 1997, the cash and certain other compensation paid by the Company to the Chief Executive Officer and all other executive officers of the Company, each whose annual salary and bonus earned equaled or exceeded $100,000 during each year (the "Named Executive Officers").

                                         Annual Compensation                               Long Term Compensation
                      ------------------------------------------------------ -----------------------------------------------
                                                               Other Annual  Restricted               LTIP      All Other
                                          Salary      Bonus    Compensation  Stock     Options/SARS  Payouts  Compensation
Name and Position             Year         ($) (1)   ($) (2)     ($) (3)     Awards      (#) (4)     (#) (4)      (#) (4)
-----------------             ----        --------   -------     --------    ------      -------     -------      -------

David Vozick                  1999        $267,400     $0        $60,940         -             -         -          -
Chairman of the Board &       1998        $294,540     $0        $62,135         -             -         -          -
Secretary and Treasurer       1997        $297,870     $0        $41,827         -             -         -          -

Donald Rabinovitch            1999        $267,400     $0        $30,952         -             -         -          -
President and Director        1998        $294,540     $0        $30,560         -             -         -          -
                              1997        $297,870     $0        $31,829         -             -         -          -

Seamus Carroll                1999        $125,000     $0             $0         -       $25,000         -          -
Vice President Marketing/     1998        $119,233     $0             $0         -       $52,075         -          -
New Business Development(5)

Elise Nissen                  1999        $100,000     $0             $0         -       $10,000         -          -
Chief Financial Officer (5)   1998        $100,000     $0             $0         -             -         -          -


(1) Amounts shown include cash compensation earned and accrued by the executive officers.

(2) No cash bonuses were paid during the past fiscal years ended June 30, 1997, 1998, and 1999.

(3) The total amounts for each fiscal year consist of premiums paid by the Company for life and disability insurance policies for their personal benefit and an automobile allowance.

(4) No restricted stock awards, stock appreciation rights ("SARS") or long-term incentive payouts ("LTIP") were granted during the fiscal years ended June 30, 1997, 1998 and 1999. In July 1998, Mr. Carroll was issued 25,000 incentive stock options at $1.00 per share, which reflected the repricing of the 25,000 incentive stock options issued in January 1998 at $2.083 per share. In July 1998, Ms. Nissen was issued 10,000 incentive stock options at $1.00 per share, which reflected the repricing of the 5,000 incentive stock options issued in December 1996 at $1.375 per share, and the replacement of 5,000 incentive stock options at $1.00 per share which had expired in July 1998.

(5) Seamus Carroll (39) and Elise Nissen (45) became executive officers of the Company in 1998. Mr. Carroll joined the Company in 1996. He was appointed VP of Operations/New Business Development in 1997 and VP of Marketing/New Business Development in 1999. He was VP of Marketing for MacBeth Division of Kollmorgan from 1995-1996. From 1993 to 1995, he was VP of Sales and Marketing for worldwide sales at Visiplex Instruments Ltd. Ms. Nissen joined the Company in 1982. She was appointed Chief Financial Officer in 1997. Prior to 1997, she served as VP of Finance and Controller.

Stock Options held at end of Fiscal 1999

The following table sets forth the (a) number of shares underlying options granted to each Named Executive Officer during the fiscal year ended June 30, 1999, (b) percentage that the grant represents of the total number of options granted to all employees of the Company during the same period, (c) the per share exercise price of each option and (d) the expiration date of each option.

                      Option/SAR Grants in Last Fiscal Year
                      -------------------------------------
                                                                                    Potential Realizable Value at
                                                                                 Assumed Annual Rates of Stock Price
                Individual Grants                                                   Appreciation for Option Term
   ----------------------------------------------------------------------------     ----------------------------
                    Number of
                    Securities       % of Total
                    Underlying      Options/SARs
                    Options/         Granted to        Exercise
                    SARs              Employees         of Base      Expiration
    Name            Granted (#)    in Fiscal Year     Price ($/Sh)       Date           5%($)(1)     10%($)(1)
    ----            -----------    --------------     ------------       ----           --------     ---------

Seamus Carroll (2)    25,000             27.6%          $1.00         July 2003            $0           $0
Elise Nissen (2)      10,000             11.0%          $1.00         July 2003            $0           $0



(1) The closing bid price for the Company's Common Stock on June 30, 1999, was quoted at $.3438 per share on the OTC Bulletin Board. As such these options are currently not "In-the-Money" during their Option Term.

(2) The number of stock options included herein, include the stock options regranted during fiscal 1999.

               Aggregated Option/SAR Exercises in Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values

The following table sets forth for the fiscal year ended June 30, 1999, the options exercised and the value of unexercised options at fiscal year end for the named executive officers.

                                                                     Number of unexercised         Value of unexercised
                                                                        Options/SARS at         In-the-money Options/SARS
                                Shares Acquired          Value      Fiscal Year-End (#)(2)      at Fiscal Year End ($)(1)
        Name                    on exercise (#)    Realized ($)    Exercisable/Unexercisable    Exercisable/Unexercisable
        ----                   -----------------   ------------    -------------------------   --------------------------

David Vozick                         -                $0                   275,060/0                     $0/0

Donald Rabinovitch                   -                $0                   275,060/0                     $0/0

Seamus Carroll                       -                $0                    60,000/0                     $0/0

Elise Nissen                         -                $0                    40,000/0                     $0/0


(1) The closing bid price for the Company's Common Stock on June 30, 1999, was quoted at $.3438 per share on the OTC Bulletin Board.
(2) Such Options/SARs do not include the Stock Options granted on September 8, 1999, subject to Shareholder approval.

                          5 Year Option/SAR Repricings

                                             Number of                                                      Length of
                                             Securities       Market Price                                  Original Option
                                             Underlying       of Stock At    Exercise Price                 Term Remaining
                                             Options/         Time of        at Time of       New           At Date of
                                             SARs Repriced    Repricing or   Repricing or     Exercise      Repricing or
Name                            Date         or Amended       Amendment      Amendment        Price         Amendment
----                            ----         ----------       ---------      ---------        -----         ---------

Seamus Carroll                  July 1998    25,000           $1.00/share    $2.063/share     $1.00/share   4 1/2 years
Vice President of Marketing/
New Business Development

Elise Nissen                    July 1998    5,000            $1.00/share    $1.375/share     $1.00/share   3 1/2 years
Chief Financial Officer


Compensation Committee Interlocks and Insider Participation

The Board of Directors does not have a Compensation Committee. Executive compensation is determined according to each individual's responsibilities and Company philosophy as determined by the Board of Directors itself. None of the executive officers of the Company has served during the last fiscal year on the Board of Directors or Compensation Committee of any other entity whose officers also served on the Board of Directors of the Company.

Report of the Board of Directors on Executive Compensation

Executive Compensation

The Company's executive compensation philosophy is to provide competitive levels of compensation by recognizing the need for multi-discipline management responsibility, achievement of the Company's performance goals, individual initiative and achievement, and allow the Company to attract and retain management with the skills critical to the long-term success of the Company. Management compensation is intended to be set at levels that the Board of Directors believes is consistent with responsibilities in other comparable companies. The Company's executive compensation has four major components: base salary, performance incentive, incentive stock options and other compensation.

Executive Base Salaries

Base salaries are determined by evaluating the various responsibilities for the position held, the experience of the individual, and by comparison to positions at companies within similar industries. The Board of Directors reviews base salaries and determines increases based upon an officer's contribution to corporate performance, the rate of inflation, and competitive market conditions.

Performance Incentives

The Board of Directors utilizes performance incentives based upon criteria relating to revenues, income and operating goals to augment the base salaries received by executive officers. No performance incentives have been paid to the executive officers for the past three years, however, incentive stock options have been granted in the past three years.

Incentive Stock Options

The Company uses incentive stock options issued under its 1992 and 1995 Employee Stock Option Plans as a means to attract, retain and encourage management and to align the interests of executive officers with the long-term interest of all shareholders. Incentive stock options are typically granted at the commencement of employment of key personnel and are augmented by subsequent periodical grants. All stock option plans are approved by the Shareholders.

Benefits and Other Compensation

The Company offers a life, health and disability benefit package to its executive officers, which is similar to the package offered to all of its employees. The Company provides supplemental life and disability insurance coverage as well as an automobile allowance to its two senior officers, as other compensation.

Retirement and Post Retirement Benefits

The Company does not offer a post-retirement health plan to its executive officers or employees. The Company does offer a 401(k) retirement savings plan to its executive officers which is the identical plan offered to all of its employees.

The Company maintains a profit sharing plan and trust pursuant to which participants receive certain benefits upon retirement, death, disability and, to a limited extent, upon termination of employment for other reasons. Allocation among participants' interests, including officers and directors who are employees, is in accordance with current Internal Revenue Service regulations. The aggregate amount contributed by the Company each fiscal year is determined by the Board of Directors following a review of the profits of such fiscal year. The defined contribution plan requires no minimum contribution by the Company. The Company did not contribute to the Plan for the year ended June 30, 1999.

                                            Respectfully submitted,
                                            David Vozick, Donald Rabinovitch
                                            Robert Blatt, Jack Becker


                                Performance Graph



Research Data Group                            Peer Group Total Return Worksheet


     Afp Imaging Corp (AFPC)

                                              Cumulative Total Return
                                   --------------------------------------------
                                   6/94    6/95    6/96    6/97    6/98    6/99

     AFP IMAGING CORPORATION        100     133     255     344     155     61
     PEER GROUP                     100     115     162     192     260    286
     NASDAQ STOCK MARKET (U.S.)     100     133     171     208     274    393



Assumes $100 invested on June 30, 1994 in the Company's Common Stock, the NASDAQ Stock Index and the Peer Group Index. Total return assumes reinvestment of dividends. The Peer Group comprises companies nationwide which compete against the Company in its industry segment of dental products manufacturers and distributors. None of the Companies competing with the Company offer a fully comparable range of products and services. The performances of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. Each member of the peer group has been publicly traded for at least five years.

               COMPLIANCE WITH SECTION 16 (a) OF THE EXCHANGE ACT

Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent shareholders are required by regulation to furnish the Company with copies of all Section 16 (a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5's were required for those persons, the Company believes that, during the period from July 1, 1998 through June 30, 1999, all filing requirements applicable to its Officers, Directors, and greater than ten percent beneficial owners were complied with.

                      PROPOSAL TWO - 1999 STOCK OPTION PLAN

The Board of Directors has adopted, subject to the approval of Shareholders, the 1999 Stock Option Plan (the "1999 Plan"), which authorizes the grant of options to purchase 500,000 shares of Common Stock.

General

An aggregate of 400,000 shares of Common Stock have been reserved for issuance upon exercise of options granted under the 1992 Stock Option Plan, and all such options have been granted. An aggregate of 1,100,000 shares of Common Stock have been reserved for issuance upon exercise of options granted under the 1995 Stock Option Plan and as of September 9, 1999, all such remaining options have been granted.

The Board of Directors has deemed it in the best interest of the Company to establish the 1999 Plan to employees and other persons involved in the continuing development and success of the Company an opportunity to acquire a proprietary interest in the Company by means of grants of options to purchase Common Stock. Persons eligible to receive grants of options under the 1999 Plan are referred to below as "Participants." The 1999 Plan supplements the Company's existing stock option plans. The previous plans have no authorized common shares remaining for issuance. It is the opinion of the Board of Directors that by rewarding the Company's employees and other individuals contributing to the Company with the opportunity to acquire an equity investment in the Company, the 1999 Plan will maintain and strengthen their desire to remain with the Company, stimulate their efforts on the Company's behalf, and also attract other qualified personnel to provide services on behalf of the Company and induce them to exert their maximum efforts toward the Company's success. As of the Record Date, options to purchase an aggregate of 343,000 Common Shares have been granted pursuant to the 1999 Plan, subject to shareholder approval.

The following table sets forth, as of the Record Date, certain information concerning options granted pursuant to the Plan.

# of Options         # of Options   # of Options   Exercise Price    Expiration
  Granted                Vested       Exercised       Per Share         Date
  -------                ------       ---------       ---------         ----

  43,000 (1)           43,000            0            $.31            9/8/2004
 300,000 (1)                0 (2)        0            $.31            9/8/2009

(1) All such options were granted on September 8, 1999. An additional 237,000 options were granted, in the aggregate, to current employees, under the 1995 Plan on such date.

(2) In addition to the stated terms and conditions of the Plan, the options issued to the Chairman of the Board and the President of the Company shall be deemed to be 100% fully vested upon satisfaction of certain events. If the Company's financial results, adjusted for any non-recurring events, as measured by EBITDA (earnings before interest, taxes, depreciation and amortization) for Fiscal 2000, as calculated in accordance with Generally Accepted Accounting Principles and confirmed by the independent auditors of the Company, meets or exceeds $2 million, or in each year thereafter, the audited results, adjusted for any non-recurring events, as measured by EBITDA meets or exceeds $2 million plus an additional 10% per year during the term of the option, the options will be deemed fully vested. If there is a merger or acquisition resulting in a change of control of the Company at a per share value 200% more than the market value on the date of grant, the options also will be deemed fully vested. In any event, the 150,000 Stock Options issued to each of the Chairman of the Board and the President become fully vested ninety (90) days prior to the end of the tenth year of the issuance date.

New Plan Benefits

The following table sets forth certain information concerning the options granted pursuant to the Plan to (i) each executive officer named in the Executive Compensation section; (ii) all current executive officers as a group; and (iii) all employees, including all current officers who are not executive officers, but not including consultants, as a group.

                                                            1999 Stock Option Plan
Name and Position                                    Dollar Value (1)     Number of Shares
-----------------                                    ----------------     ----------------

David Vozick, Chairman of the Board &
  Secretary and Treasurer                               $6,000                 150,000(2)
Donald Rabinovitch, President & Director                $6,000                 150,000(2)
Seamus Carroll, Vice-President Marketing/
  New Business Development                                 $62                   1,540
Elise Nissen, Chief Financial Officer                     $277                   6,930
All current executive officers as a group (4 persons)  $12,339                 308,470(2)
All employees including current officers
  who are not executive officers                        $1,381                  34,530


(1)  Amounts are determined by multiplying (i) the number of options granted by
     (ii) the difference between $.35, the average closing bid and asked price on the OTC Bulletin Board on September 13, 1999, and the exercise price.

(2) The number of shares for Messrs. Vozick and Rabinovitch assumes all such options can be exercised per the additional stated vesting terms and conditions as required as stated in (2) above.

The following description summarizes some of the provisions of the 1999 Plan. Interested persons should refer to the full text of the 1999 Plan for more detail. Copies of the 1999 Plan are available for examination on the SEC's web site at http://www.sec.gov as an exhibit to the Form 10-K for the fiscal year 1999 and at the Company's offices.

The 1999 Plan allows the Company to grant Incentive Stock Options ("ISO"), as defined in Section 422(b) of the Internal Revenue Code of 1986, Non-Qualified Stock Options ("NQSOs") not to qualify under Section 422(b) of the Code, and Stock Appreciation Rights ("SARs"). ISOs, NQSOs and SARs are collectively referred to below as "Options".

Eligibility for Participation

The Company may grant ISO's separately or in tandem with SAR's to employees of the Company, including officers, but excluding directors who are not employees of the Company. The Company may grant NQSO's separately or in tandem with SAR's to employees of the Company, officers, directors, independent contractors, consultants and other individuals who are not employees, but are involved in the continuing development and success of the Company. In general, the total exercise price of all ISO's granted to an employee who is not a 10% owner under all of the Company's Stock Option Plans may not exceed $100,000 in the year in which they first vest. Any Options granted in excess of the $100,000 limitation would be NQSO's. Furthermore, the Company may not grant more than 200,000 Options to a Participant in any calendar year. The Company presently has 135 employees (including two director-employees), and two outside directors who are eligible for grants of one or more types of Options under the 1999 Plan. The Company cannot presently determine the number of non-employees who may be entitled to NQSO's under the Plan.

Administration

The 1999 Plan may be administered by the Board of Directors, by a Compensation Committee comprised of two or more Outside Directors (the "Committee") (as defined under Section 162(m) of the Code), or by another Board Committee (Compensation Committee or other Board Committee referred to as a "Committee"). The Board of Directors administers the existing Stock Option Plans and is expected to administer the 1999 Plan as well unless and until such time as a Compensation Committee is appointed. The Board of Directors or a Committee has the authority to make the following determinations:

     o   the persons who will receive Option grants;
     o whether the Options are ISOs or NQSOs and whether they are granted in tandem with SARs;
     o how and when participants may exercise their Options and when the Options expire (with a limit of a ten year expiration from the date of grant);
     o   how participants may pay the exercise price;
     o   the number of Options granted.

Terms of Options

The Board of Directors and/or a Committee will determine the terms of Options granted under the 1999 Plan as long as the terms are not inconsistent with the limitations of the 1999 Plan. The terms will be subject to the conditions described below.

Term of Option. No Option may have a term of more than ten years from the date of grant. In the case of ISO's granted to employees who also directly or indirectly own more than 10% of the Company's Common Stock ("10% Owners"), an Option may not have a term of more than five years.

Vesting. In general, Options must vest over a period of not longer than five years and at a rate of not less than 20% per year. The Committee may also grant Options that vest on the Participant's or the Company's attainment of specified performance goals, or if so determined by the Board of Directors or Committee at the end of the period on which such specific performance is based.

Exercise Price. The exercise price of the Options are generally determined by the Board of Directors or a Committee. NQSO's are subject to a Minimum Option Price in accordance with state securities laws. The exercise price of ISO's may not be less than the fair market value of the Company's Common Stock on the date of grant. In the case of 10% Owners, the exercise price of ISOs must be at least 110% of the fair market value on the date of grant.

Payment of Exercise Price. Participants may pay the exercise price in cash or by check. The Committee also has the discretion to permit full or partial payment of the exercise price by delivery of an interest-bearing promissory note or shares of the Company's Common Stock having a fair market value equal to the exercise price. The Board of Directors or a Committee may also permit the Participant to have the Company withhold from the Common Stock to be issued on exercise that number of shares having a fair market value equal to the exercise price and/or the tax withholding due.

Fair Market Value of Option Exercise Price. Such fair market value of an Option shall be determined by the Board of Directors and, if the Common Stock is listed on a national securities exchange or traded on the over-the-counter market, the fair market value shall be the closing price on such exchange, or the mean of the reported bid and asked prices of the Common Stock on the over-the-counter market as reported by NASDAQ, the NASD OTC Bulletin Board or the National Quotation Bureau, Inc., as the case may be, on such date. ISOs or SARs granted in tandem with ISOs, granted to holders owning directly or through attribution, more than 10% of the Company's Common Stock are subject to the additional restriction that the option price must be at least 110% of the fair market value of the Company's Common Shares on the date of grant.

Termination of Employment. Unless a Participant's option agreement provides otherwise, a Participant may exercise his vested Options within three months after termination of his employment or consulting agreement. All Options will immediately terminate on a Participant's termination for cause.

Death or Disability. Unless a Participant's option agreement provides otherwise, if a Participant dies while employed or within six months after termination of his employment without cause, his personal representatives can exercise his Options for six months after his death. If a Participant becomes disabled while employed, he or his personal representatives may exercise his Options at any time within six months after the termination of his employment due to the disability.

Transferability of Options. A Participant may not transfer or grant any interest in ISO's, except by will or under the laws of intestacy. The Board of Directors or a Committee has the discretion to permit Participants to transfer or otherwise grant interests in NQSO's.

Termination, Modification and Amendment of the Plan

The 1999 Plan will terminate ten years after the date of its adoption by the Board of Directors. No Option will be granted after termination of the 1999 Plan. The term of an Option, however, may extend beyond the expiration of the 1999 Plan.

The Board of Directors of the Company may terminate the 1999 Plan at any time prior to its expiration date. It may also make such modifications or amendments of the 1999 Plan as it deems advisable. However, the Board may not, without Shareholder approval, increase the maximum number of shares as to which Options may be granted under the 1999 Plan or materially change the standards of eligibility under the 1999 Plan.

No termination, modification or amendment of the 1999 Plan may adversely affect the terms of any outstanding options without the consent of the holders of those Options. In the event of any consolidation or merger of the Company with or into another company, or the sale of substantially all the assets of the Company to another company for solely stock or securities, each then outstanding Option shall, upon exercise thereafter, entitle the holder thereof to the consideration which he would have received upon the exercise prior to such merger. In the event of the proposed dissolution or liquidation of substantially all of the assets of the Company, all outstanding Options will automatically terminate, unless otherwise provided by the Board of Directors.

Adjustments Upon Changes in Capitalization

If the number of outstanding shares of the Company's Common Stock changed by reason of recapitalization, reclassification, stock split, stock dividend, combination, exchange of shares, or similar transaction, the Board of Directors of the Company will make an appropriate adjustment in the total number of shares of Common Stock available under the 1999 Plan, the number of shares reserved for issuance upon the exercise of outstanding Options, and the exercise prices of outstanding Options.

Federal Income Tax Consequences

The following discussion summarizes the federal income tax consequences of the grant and exercise of Options granted under the 1999 Plan. The law is subject to change, including retroactive change. In addition, the tax consequences may vary depending on the particular circumstances of a Participant. A Participant may also be subject to state or local income tax consequences that differ from those described below.

ISOs. The grant and exercise of ISOs and the subsequent sale of shares will have the following federal income tax treatment.

     o A Participant will not realize taxable income on either the grant or the exercise of an ISO .

     o The difference between the fair market value of the Common Stock on the date of exercise and the exercise price will be included in alternative minimum taxable income.

     o If the Participant sells the shares issued on exercise of his Option more than two years after the date of grant and more than one year after the exercise of the Option, the difference between the net proceeds of the sale of shares issued on exercise and the exercise price will be capital gain or loss.

     o If the Participant sells the shares issued on exercise of his Option less than two years after the date of grant or less than one year after the exercise of the Option, the sale will be a disqualifying disposition. The Participant will recognize ordinary income equal to the difference between the fair market value of the shares issued on the date of exercise and the exercise price and capital gains on any balance.

     o The Company may not deduct any amounts in connection with the exercise of an Option or the sale of shares issued on exercise, unless the sale is a disqualifying disposition. In that case, the Company will be able to deduct the amount that the Participant recognizes as ordinary income.

NQSOs. The grant and exercise of NQSO's and the subsequent sale of shares will have the following federal income tax treatment.

     o   The Participant will not recognize income on the grant of a NQSO.

     o The Participant will recognize ordinary income on the exercise of a NQSO equal to the difference between the fair market value of the Common Stock on the date of grant and the exercise price.

     o The ordinary income recognized on exercise may be compensation income subject to withholding under federal and state law.

     o The Company would be entitled to deduct as a compensation expense the amount of compensation income recognized by the Participant.

     o The Participant will have a tax basis in the shares issued on exercise equal to the fair market value of the Common Stock on the date of exercise.

     o On sale of the shares issued, the Participant will recognize capital gain or loss equal to the difference between the net proceeds of the sale and the fair market value of the Common Stock on the date of exercise. The Participant's capital gains holding period begins on the exercise date.

The Company's deduction of income recognized by a Participant on exercise of his Option may be subject to Section 162(m) of the Code, which limits to $1 million the amount a publicly held corporation may deduct with respect to remuneration paid to an executive officer of the corporation. Generally, the income that an executive officer recognizes on exercise of an NQSO will be treated as remuneration and included in the $1 million limitation. The rule does not apply, however, with respect to performance based options determined by a Compensation Committee composed solely of two or more "outside directors" and if the option plan limits the number of options that the corporation may grant during any year. The Company believes that it will be subject to the $1 million limitation under Section 162(m) of the Code, with respect to grants not made by a Compensation Committee to executive officers.

SARs. The grant of an SAR is generally not a taxable event for the Participant. Upon the exercise of an SAR, the Participant will recognize ordinary income equal to the amount of cash and the fair market value of any Common Stock received upon exercise, and the Company will be entitled to a deduction equal to the same amount, subject to the $1 million limitation under Section 162(m) of the Code.

Effective Date of the Plan

The Plan became effective upon adoption by the Board of Directors on September 8, 1999. The Plan shall be subject to approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon within one year before or after adoption of the Plan by the Board. In the event such Shareholder approval is withheld or otherwise not received within the given time period, the Plan shall become null and void.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL 3 APPROVING THE 1999 STOCK OPTION PLAN AND THE RESERVATION OF 500,000 SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE PLAN.

        PROPOSAL THREE - RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP has been independent auditors of the Company's accounts since October 1980. Such firm has no financial interest, either direct or indirect, in the Company. Selection of the auditors for the fiscal year ending June 30, 2000 will be made by the Board of Directors subject to approval by the Shareholders. A representative of Arthur Andersen LLP is expected to attend the meeting and have an opportunity to make a statement and/or respond to appropriate questions from Shareholders. Management recommends voting "FOR Proposal 3" the ratifying of the appointment of the independent auditors.

                               OTHER TRANSACTIONS

The Company maintains $4.0 million of Directors and Officer's liability insurance with RLI Insurance Company, The Safeco Insurance Company, and the TIG Company, all of which insure the Company and the directors and officers of the Company in accordance with the indemnification provisions of the New York Business Corporation Law. These policies are renewed each year in May and currently costs the Company an aggregate of $63,560 per annum.

On September 8, 1999, the Company granted under the 1999 Stock Option Plan 150,000 incentive stock options to each of Messrs. Rabinovitch and Vozick at $.31 per share, which equals the closing bid price on such date. Such options require that the Company achieve specific performance goals prior to such exercise.

                  DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals of Shareholders of the Company which are intended to be presented at the next Annual Meeting must be received by the Company no later than July 20, 2000 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                              COSTS OF SOLICITATION

The costs of soliciting proxies will be borne by the Company. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries, if any, for reasonable out-of-pocket expenses incurred by them in connection with forwarding solicitation materials to beneficial owners of Common Stock held of record by such persons. Solicitation by the Company will be primarily by mail.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon the written request of a Shareholder of the Company, addressed to David Vozick, Secretary of the Company, AFP Imaging Corporation, 250 Clearbrook Road, Elmsford, New York, 10523, the Company will provide without charge to such Shareholder a copy of the Company's Annual Report on Form 10-K for its fiscal year ended June 30, 1999, including all statements and schedules to be filed with the Securities Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934. A copy of the Form 10-K can also be retrieved from the SEC's EDGAR Database on the Internet at http://www.sec.gov.

                                              By Order of the Board of Directors
Elmsford, New York                                          David Vozick,
October 12, 1999                                            Secretary

                      THIS PROXY IS SOLICITED ON BEHALF OF
                            THE BOARD OF DIRECTORS OF

                             AFP IMAGING CORPORATION

The undersigned Shareholder of AFP Imaging Corporation, a New York corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated October 12, 1999 and hereby appoints David Vozick and Donald Rabinovitch, and each of them with full power of substitution, proxies and attorneys-in-fact, on behalf and in the name of the undersigned at the 1999 Annual Meeting of Shareholders of AFP Imaging Corporation, to be held on November 10, 1999 at 9:00 a.m., local time, at the Company's offices, 250 Clearbrook Road, Elmsford, New York 10523, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

/ X /     Please mark your
----      votes as in this
          example.

1.  ELECTION OF DIRECTORS:
                             FOR all                        Nominees:
                         nominees listed      Withhold      David Vozick
                            at right          authority     Donald Rabinovitch
                             /   /              /   /       Jack Becker
                             ----               ----        Robert A. Blatt


(If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in list at right.)

2. Proposal to adopt the 1999 Stock Option Plan.

   For  /   /       Against  /   /      Abstain  /   /
        ----                 ----                ----


3. Proposal to ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company.

   For  /   /       Against  /   /      Abstain  /   /
        ----                 ----                ----


4. Upon such other matters which may properly come before the meeting or any adjournment or adjournments thereof.

   For  /   /       Against  /   /      Abstain  /   /
        ----                 ----                ----


THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS NOMINATED, FOR THE ADOPTION OF THE 1999 STOCK OPTION PLAN AND RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING.

A majority of such attorneys or substitutes as shall be present and shall act at said Annual Meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact, hereunder.

SIGNATURE                            DATE
         ----------------------------    -----------   -------------------------
                                                              Please Print

Note: (This proxy should be marked, dated and signed by the shareholder(s) exactly as the name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. If the signer is a corporation, please sign in the full corporate name and give the title of the signing officer.)